Ex-99. – (h)(7)

ADDENDUM TO

ADMINISTRATION AGREEMENT

This Amendment, dated May 13, 2008, is entered into between the PNC Funds, Inc. (the “Company”) and PNC Capital Advisors, Inc. (“PNC Capital”) and shall be effective as set forth herein.

WHEREAS, the Company and Mercantile-Safe Deposit and Trust Company entered into an Administration Agreement dated as of May 28, 1993 (the “Administration Agreement”);

WHEREAS, the PNC Capital Advisors, Inc. (f/k/a Mercantile Capital Advisors, Inc.) assumed the rights and obligations of Mercantile-Safe Deposit and Trust Company under the Administration Agreement in an Assumption and Guarantee dated May 11, 2001;

WHEREAS, the Company is a registered investment management company and is subject to the requirements of Rule 22c-2 under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, PNC Capital performs certain administrative services for the Company and its series (the “Funds”) pursuant to the Administration Agreement; and

WHEREAS, the Company desires that PNC Capital assist the Company in complying with the Rule, and PNC Capital is willing to provide such assistance on the terms and conditions set forth in this Agreement;

WHEREAS, the parties desire to amend the Administration Agreement.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. In addition to the services set forth in the Administration Agreement, PNC Capital shall provide to the Company certain services relating to the obligations of the Company under Rule 22c-2 set forth on Schedule A (the “Services”). The Company, through its designated agents, including but not limited to PNC Capital, has entered and will enter into agreements with financial intermediaries (collectively, “Financial Intermediaries”) under the terms of which such Financial Intermediaries will be instructed to provide data to PFPC, Inc., the Company’s transfer agent (“PFPC”), pursuant to Rule 22c-2 relating to transactions in the Company’s shares. PFPC shall then process the data to enable the Company to manage data requests to, and to access and analyze data provided by the Financial Intermediaries. PNC Capital shall not be liable to the Company, its investors or any agents of the Company, for any errors or omissions in any data provided to PNC Capital by PFPC.

2. Fees and Expenses. In consideration of PNC Capital’s provision of the Services, the Company will reimburse PNC Capital for all of its out-of-pocket expenses incurred in providing the Services, including without limitation mailing and telecommunications expenses. Such fees and expense reimbursements will be in addition to all fees and expenses payable to PNC Capital under the Administration Agreement.

1

3. Systems. In providing the services described herein, PNC Capital may, pursuant to licenses or other agreements (collectively, “Third Party Agreements”) with one or more unrelated parties (collectively, “Third Party Providers”), utilize information, data, technology and systems (collectively, “Third Party Systems”) licensed or otherwise provided to PNC Capital by such Third Party Providers. The Company will not use or disclose any information relating to Third Party Systems, and the Company will be subject to such restrictions, limitations and indemnities with respect to the use of Third Party Systems as are applicable to PNC Capital under Third Party Agreements.

4. Indemnification. The Company agrees to indemnify, defend and hold harmless PNC Capital and the Third Party Providers and their affiliates, including their respective officers, directors, trustees, agents and employees, from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including, without limitation, attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution, and liabilities arising under applicable securities laws, rules and regulations (including Rule 22c-2) arising directly or indirectly from any action or omission to act which PNC Capital or the Third Party Provider takes or fails to take in connection with the provision of services contemplated in this Amendment. The Company further agrees to indemnify PNC Capital and the Third Party Providers for any damages, disruption, disablement, harm, or impediment, in any manner, of the operation of the PNC Capital systems or any Third Party Systems, or any other associated software, firmware, hardware, or network. Neither PNC Capital nor the Third Party Providers, nor any of their affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PNC Capital’s or the Third Party Provider’s or their affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard in the performance of the services set forth in this Amendment. The provisions of this Section 3 shall survive termination of the Agreement.

4. Relationship to Administration Agreement. Except as set forth in this Amendment, the Administration Agreement shall continue in full force and effect in accordance with its terms. Except as expressly provided in this Amendment, the terms of the Administration Agreement will apply to the Services and the general provisions thereof will be used on a residual basis to govern any issues arising under this Amendment that are not addressed by the express terms of this Amendment. The parties mutually agree that the Administration Agreement shall continue to remain in full force and effect unless otherwise terminated as provided by the Administration Agreement.

5. Effective Date. This Amendment is effective as of February 11, 2008.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

PNC Funds, Inc.		PNC Capital Advisors, Inc.

	/s/ Kevin A. McCreadie		/s/ Jennifer E. Spratley
Name:	Kevin A. McCreadie	Name:	Jennifer Spratley
Title:	President	Title:	Treasurer

2

SCHEDULE A

SERVICES

Shareholder Information Agreement Services:

A. Negotiate, mail, maintain and track shareholder information agreements (the “Shareholder Information Agreements”) with the Company’s Financial Intermediaries, which agreements will be based on the standard Investment Company Institute form or any other form the Company or its counsel provides to PNC Capital. The Company hereby authorizes PNC Capital, as agent to the Company, to enter into the Shareholder Information Agreements in order for the Company to obtain transaction information from Intermediaries. A form of the Shareholder Information Agreement attached hereto as Exhibit A. The Company shall give PNC Capital advance written notice of any modification or termination of any Shareholder Information Agreement or any new agreements entered into with Financial Intermediaries, and the terms thereof, that PNC Capital is not party to.

B. Provide quarterly reporting to the Company, its Board of Directors, and the Company’s Chief Compliance Officer (“CCO”) with respect new Shareholder Information Agreements entered into by PNC Capital, as agent to the Company, and any modification or termination of any Shareholder Information Agreement that PNC Capital, as agent to the Company, is party to.

Transaction Compliance Services:

A. System protocols: Establish system protocols with PFPC and Financial Intermediaries to transmit transaction data (which transaction data is intended to meet the requirements of the 22c-2) to PFPC, who shall then process the data and deliver it to PNC Capital for review. This data may include Tax Identification Numbers of shareholders that purchased, redeemed, transferred, or exchanged shares held through an account with Financial Intermediaries, and the amounts and dates of such shareholder purchases, redemptions, transfers, and exchanges.

B. Trade monitoring services: Using the reports and data provided by PFPC, PNC Capital shall monitor the Company’s shareholders’ trading activity reported by PFPC periodically for adherence with the Company’s market timing policy and provide quarterly reporting to the Company, the Board of Directors and the CCO with respect to frequent trading activity, as defined in the Company’s policy. The reports to be provided by PFPC will include trade exception volumes (direct and Intermediary), correspondence volumes (direct and Intermediary), redemption fees applied (if applicable), redemption fees waived (if applicable), and Fund waivers of trade exceptions

In order for PNC Capital to perform such trade monitoring services, the Company will direct PFPC to provide PNC Capital (i) the transaction information from Financial Intermediaries for any underlying accounts of omnibus accounts held on the Company’s shareholder record keeping system, (ii) a list of all known omnibus accounts maintained with respect to the Company, (iii) authorization for PNC Capital to act as attorney in fact for the Company to obtain data from Financial Intermediaries and to give instructions relating to the delivery of such data (including the manner of such delivery) to PFPC, and (iv) copies of all Shareholder Information Agreements between Financial Intermediaries and the Company or any party acting on the Company’s behalf.

C. Exception management: PNC Capital shall communicate and follow-up with Financial Intermediaries and PFPC on any identified exceptions to Company’s market timing policies. Actions could include requesting that a Financial Intermediary provide more information on trading practices of an account owner, or instructing PFPC to restrict or prohibit further purchases or exchanges by a specific shareholder who has engaged in trading that violates the Company’s market timing policies, or coordinating with the Company, PFPC and the distributor the termination of a selling group agreement.

SCHEDULE B

FEES

Monthly Transaction Monitoring Services:         None

Shareholder Information Agreement Services Fees:

Shareholder Information Agreements using the Approved Form with no changes or negotiation: $250 per Shareholder Information Agreement.

Shareholder Information Agreements using the Approved Form with changes or negotiation: $250 per Shareholder Information Agreement, plus a fee equal to $250 per person per hour for all time spent by PNC Capital professionals or any professional firms selected by PNC Capital to assist with such changes or negotiation. In addition, the Company will reimburse PNC Captial for any out-of-pocket expenses (such as photocopies, courier, meals, transportation, etc.) charged by such professional firms.

The fees set forth above will be payable monthly. These fees do not include any fees or charges assessed by Financial Intermediaries, registered clearing agencies, or other third parties related to the request for and/or transmission of data, all of which fees and charges will be payable by the Company.

EXHBIT A

RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT REGARDING PNC FUNDS, INC.

SHAREHOLDER INFORMATION AGREEMENT entered into as of the date it is executed by both of the undersigned parties, by and between the PNC Capital Advisors, Inc. (“Fund Agent”) acting on behalf of PNC FUNDS, INC. (the “Fund” (as that term is further defined below)) and                      (the “Intermediary” (as that term is further defined below)).

WHEREAS Intermediary entered into a Dealer Agreement, Selling Group Member Agreement, Participation Agreement, Service Agreement, or similar Agreement (the “Agreement”) with either the Fund or an entity acting on behalf of the Fund;

WHEREAS, the Intermediary and the Fund, acting through its Fund Agent, now wish to supplement the Agreement by adding a Shareholder Information Agreement pursuant to this Addendum. (The Fund Agent and the Intermediary shall be collectively referred to herein as the “Parties” and individually as a “Party”);

WHEREAS, the Intermediary and the Fund, acting through its Fund Agent, wish to adopt the model contractual language proposed by the Investment Company Institute, as revised on October 16, 2006, to address the requirements of Rule 22c-2 under the Investment Company Act of 1940 as amended (“Rule 22c-2”);

WHEREAS, this Shareholder Information Agreement shall inure to the benefit of and shall be binding upon the Intermediary and the Fund.

NOW THEREFORE, in consideration of the terms, mutual covenants and conditions contained herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged herein, the Intermediary and the Fund, acting through its Fund Agent, hereby agree as follows:

1.

Agreement to Provide Shareholder Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)[1], or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

1.1	Period Covered by Request. Requests shall set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.2	Form and Timing of Response.

(a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in this Section 1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and

[1]

According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (“SSN”) from the Social Security Administration (“SSA”). Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.3	Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

2.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.1	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2	Timing of Response. Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

2.3	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3	Definitions. For purposes of this Shareholder Information Agreement:

3.1	The term “Fund” means each series of PNC Funds, Inc. The term not does include any “excepted funds” as defined in Rule 22c-2(b) under the Investment Company Act of 1940 as amended. [2]

[2]

As defined in Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

3.2	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

3.3	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

[Alternative for use with retirement plan recordkeepers:

3.3	The term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.]

[Alternative for use with insurance companies:

3.3	The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.]

3.4	The term “written” includes electronic writings and facsimile transmissions.

3.5	The term “Intermediary” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.[3]

3.6	The term “purchase” does not include the automatic reinvestment of dividends.

3.7	The term “promptly” as used in x.1.2 shall mean as soon as practicable but in no event later than ten (10) business days from the Intermediary’s receipt of the request for information from the Fund or its designee.

Except as specifically set forth in this Shareholder Information Agreement, all other provision of the Agreement shall remain in full force and effect, and the Fund Agent shall not become a party to the Agreement by entering to this Shareholder Information Agreement Addendum.

IN WITNESS WHEREOF, the parties have executed this Shareholder Information Agreement as of the date set out below.

[3]

Rule 22c-2 defines “financial intermediary” to mean: (i) any broker- dealer, bank, or other person that holds securities issued by the fund, in nominee name; (ii) a unit investment trust or fund that invests in the fund in reliance on section 12(d)(1)(E) of the Investment Company Act; and (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by the fund, a retirement plan’s administrator under section 3(16)(A) of ERISA or any person that maintains the plan’s participant records.

Intermediary:		PNC Capital Advisors, Inc. as

	Agent for	the PNC FUNDS, INC.

Address:		Address:

Two Hopkins Plaza
Baltimore, Maryland 21201
(If PFPC is signing it should be PFPC’s address)
PFPC’s address

By:		By:

Name:		Name:

Title:		Title:

Date:		Date: